Exhibit 99.2

New York Supreme Court Dismisses Breach of Contract Suit
Against TerreStar

RESTON, Va. – October 15, 2008 – TerreStar Corporation (NASDAQ: TSTR), formerly known as Motient Corporation, today announced that on October 14, 2008, the Supreme Court of the State of New York, County of New York, Commercial Division, dismissed a lawsuit filed in February 2008 by Highland Crusader Offshore Partners, L.P.; Highland Equity Focus Fund, L.P.; Highland Capital Management, L.P.; and Highland Capital Management Services, L.P. (collectively, "Highland") against TerreStar and denied Highland's request to amend its complaint in that lawsuit. Highland alleged that TerreStar breached certain provisions in the Certificate of Designations for the Company's Series A Preferred Stock, issued in April 2005.  Highland sought to redeem the Series A Preferred Stock that it purchased or obtain damages.  The Court's order dismissed the lawsuit in its entirety.

"We are extremely pleased with the court's dismissal," said Jeffrey Epstein, President of TerreStar Corporation. "We will move forward from this satisfactory result by continuing to focus all of our resources on building long-term value for all of our shareholders."

About TerreStar Corporation

TerreStar Corporation (NASDAQ: TSTR), formerly Motient Corporation, is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd.  For additional information on TerreStar Corporation, please visit the company's website at www.terrestarcorp.com.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

Media & Investor Relations:
Didi Blackwood
TerreStar Networks
703.483.7824
Deirdre.blackwood@terrestar.com